Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                               (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:



                                     12-Months
                                       Ended
                                  March 31, 1995     1994      1993
                                  --------------    ------    ------

     Net Income                        $209.8       $200.8    $194.9

     Add:
      Operating Income Taxes            120.5        114.7     104.5
      Other Income Taxes                 (0.9)        (0.8)     (0.1)
                                       ------       ------    ------
     Income Before Taxes                329.4        314.7     299.3

     Total Interest Charges             107.7        108.4     105.8
                                       ------       ------    ------
     Total Earnings (A)                $437.1       $423.1    $405.1
                                       ------       ------    ------
     Fixed Charges (B)                 $107.7       $108.4    $105.8
                                       ------       ------    ------
      Ratio of Earnings to
       Fixed Charges (A/B)               4.06         3.90      3.83
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